EXHIBIT 10.20

August 24, 2015

Clifford Condon

309 Fifth Avenue

Apt 29C

New York, NY 10016

Dear Cliff,

Congratulations on your promotion to serve as Chief Research and Product Officer reporting to George Colony, Chief Executive Officer, at Forrester Research, Inc.  We look forward to the continued contributions that you will make to the success of Forrester, and would like your new role to begin as soon as possible.  Accordingly, the effective date of your role change will be August 24, 2015.

I am pleased to confirm the compensation increase associated with this promotion, subject to approval of Forrester’s Board of Directors.  If you accept this compensation offer, your annualized base compensation will be $360,000.00 ($15,000.00 semi-monthly), less legally required deductions, paid in accordance with Forrester’s regular payroll practices (the “Base Salary”).

In addition to the Base salary, you will be eligible (provided you are employed by Forrester as an executive officer on the last day of the applicable fiscal year) for an annual target bonus of $200,000.00 gross, prorated to the effective date of this compensation adjustment. The actual amount of any bonus earned and payable annually, will be measured and determined by Forrester’s total company performance and other terms under and pursuant to the Company’s Amended and Restated Executive Cash Incentive Plan

This leadership position is an exempt role and is not eligible for overtime. Your next compensation review is scheduled for January 2016.

Subject to approval of Forrester’s Board of Directors, you will be eligible for a grant of 5,000 Restricted Stock Units (RSUs) on the first business day of the calendar month following your acceptance of this compensation adjustment and Forrester’s receipt of the enclosed Confidentiality, Proprietary Rights, and Noncompetition Agreement, as signed by you (the “Grant Date”), pursuant to the Forrester Research, Inc. Amended and Restated 2006 Equity Incentive Plan (the “Plan”). During your employment, these RSUs will vest over four years from the Grant Date, and will be subject to the terms and conditions of the award instrument and the Plan, as amended from time to time, as well as any other restrictions generally applicable to equity-based awards and securities of the Company, including without limitation the enclosed Stock Retention Guidelines.

You will continue to be eligible to participate in Forrester’s employee benefit programs during your employment, consistent with the plan documents and Company policies. Forrester’s employee benefits are subject to change at any time.

Further, while you will continue to be based out of Forrester's New York office, as Chief Research and Product Officer, you are expected to spend significant time in Forrester's other offices, including in Forrester's office in Cambridge, MA. You will be accountable for the consistent management and communication of your calendar directly with your manager, the Executive Team, your direct reports and broader teams.   The expenses for commuting to other Forrester offices should be submitted with your regular expense reports

Employment at Forrester is terminable at will. Accordingly, it is understood that your employment is for no definite term and that you may decide to resign from Forrester at any time without notice and without cause. It is also understood that Forrester, at its option, may terminate your employment at any time without notice or cause. It is further understood that no oral promises or guarantees are binding with the Company.

This offer is subject to your execution of the Forrester Confidentiality, Proprietary Rights and Non-Competition Agreement, a copy of which is enclosed.

This offer constitutes the entire agreement between you and Forrester regarding your compensation and supersedes all prior understandings, negotiations and agreements, whether written or oral, between you and Forrester as to the subject matter covered by this offer letter, excluding only the Forrester Confidentiality, Proprietary Rights, and Non-Competition Agreement, the Plan, and any agreements or documents related to the RSU grant.

Please accept this offer by returning a signed copy of this letter and enclosed agreement.

Once again, congratulations on this offer of a new leadership role!  Please indicate your agreement by signing below and returning this letter along with the signed Forrester Confidentiality and Proprietary Rights and Non-Competition Agreement in the enclosed envelope.

Best,

/s/ Lucia Luce Quinn	/s/ Clifford Condon
Lucia Luce Quinn	Clifford Condon
Chief People Officer
August 28, 2015
Date

Enclosures (3)

Amended and Restated Executive Cash Incentive Plan

Forrester Employee Confidentiality, Proprietary Rights and Non-Competition Agreement

Stock Retention Guidelines